AMENDMENT TO

ASSET PURCHASE AGREEMENT

AMENDMENT, dated as of the 30th day of January, 2007, to the Asset Purchase Agreement (the “APA”), dated July 11, 2005, by and among G-III Leather Fashions, Inc., a New York corporation (“Buyer”), G-III Apparel Group, Ltd. (“G-III”), Stusam, Inc., a New York corporation formerly known as Winlit Group, Ltd. (“Winlit”), David Winn (“Winn”) and Richard Madris (“Madris”) (Winlit, Winn and Madris are collectively referred to as the “Winlit Group”).

RECITALS:

WHEREAS, Buyer, G-III, Winlit, Winn and Madris are parties to the APA pursuant to which Buyer purchased certain assets and the business and operations of Winlit;

WHEREAS, the APA provides that Buyer shall make certain Earn Out Payments to Winlit or its assigns;

WHEREAS, the parties desire to combine the Division with a portion of the operations of the Marvin Richards division of Buyer and, as a result, amend provisions of the APA related to the Earn Out Payments;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.

Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the APA.

2.

Amendments to APA. The APA is hereby amended as follows:

(a)

Definitions for the new terms “Combined Division”, “EBITA” and “Winlit EBITA” are inserted into Section 1 of the APA as follows:

“Combined Division means, as of February 1, 2007,  the combined operations of the Division and Buyer’s Marvin Richards division, excluding operations related to the Calvin Klein licenses.”

“EBITA means the Combined Division’s earnings before interest and taxes and amortization of intangibles, which shall be equal to the net sales of the Combined Division less (i) cost of sales, including royalties and license fees, except for $100,000 to be paid to Guess?, Inc. with respect to the years ending January 31, 2008 and 2009 and (ii) the expenses set forth on Schedule A attached hereto, but only if and to the extent such expenses are actually incurred by the Combined Division, all as determined in accordance with Buyer’s accounting procedures in preparing internal financial statements for Buyer’s divisions.”

“Winlit EBITA means, with respect to the years ending January 31, 2008 and 2009, an amount equal to the product of (i) EBITA and (ii) 0.53.”

(b)

The definition of the term “Direct Operating Income” or “DOI” appearing in Section 1 of the APA is hereby amended by (i) adding the phrase “with respect to the period ending January 31, 2006 and the year ending January 31, 2007”, after the word “means” and (ii) deleting “2008 and 2009” in clause (i).

(c)

Section 2.4(b) of the APA is hereby amended and restated in its entirety as follows:

“(b)

Subject to the provisions of clauses (i) through (iv) below, Buyer also agrees to pay to Winlit or its assigns for the period beginning on the Closing Date and ending on January 31, 2006 and for each of the one-year periods ending on January 31, 2007, 2008 and 2009 (each an “Earn Out Period” and collectively, the “Earn Out Periods”) such additional amounts (each an “Earn Out Payment and collectively, the “Earn Out Payments”) if minimum DOI (the “Minimum DOI”) or minimum Winlit EBITA (the “Minimum Winlit EBITA”), as applicable,  is achieved in each period as follows: (i) with respect to the period ending January 31, 2006, provided the Division achieves a Minimum DOI for that period of at least $4.0 million, an amount equal to fifteen percent (15%) of the Division’s DOI for that period; provided, however, that if the Division achieves a DOI of at least $5.5 million (the “Target”) for the period beginning on the Closing Date and ending January 31, 2006, then the amount shall be equal to twenty-five percent (25%) of the Division’s DOI for that period;  provided, further however, that in determining the Division’s DOI for the period beginning on the Closing Date and ending January 31, 2006 (for all purposes under this Agreement including but not limited to calculating the DOI to determine the Earn Out Payment and determining whether the Division has achieved the Minimum DOI and/or the Target for such period), an amount equal to $245,000 shall be added to the actual DOI for such period; (ii) with respect to the period ending January 31, 2007, provided the Division achieves a Minimum DOI for that year of at least $2.5 million, an amount equal to twenty percent (20%) of the Division’s DOI for that year; (iii) with respect to the period ending January 31, 2008, provided the Combined Division achieves a Minimum Winlit EBITA for such year of at least $3.0 million, an amount equal to twenty percent (20%) of the Combined Division’s Winlit EBITA for that year; and (iv) with respect to the period ending January 31, 2009, provided the Combined Division achieves a Minimum Winlit EBITA for such year of $3.0 million, an amount equal to the excess of twenty percent (20%) of the Combined Division’s Winlit EBITA for that year over $100,000; and provided further that the Earn-Out Payment with respect to the period ending (A) January 31, 2008 shall not in any event exceed $3.0 million; and (B) January 31, 2009 shall not in any event exceed $3.0 million.  If no Earn-Out Payment is earned with respect to the year ending January 31, 2009, the members of the Winlit Group jointly and severally agree to pay to Buyer an aggregate of $100,000.

(i)

If no Earn-Out Payment is made with respect to any one or more periods because the DOI or Winlit EBITA with respect to such Earn Out Period or Periods is less than the Minimum DOI or Minimum Winlit EBITA for that period, Buyer shall not be required to make any Earn Out Payment for such Earn Out Period unless the DOI or Winlit EBITA for any one or more subsequent Earn Out Periods exceeds the Minimum DOI or Minimum Winlit EBITA for that period or those periods by an amount at least equal to the deficiency in the prior Earn-Out Periods.  In such event, in determining the required Earn Out Payment, an amount of DOI or Winlit EBITA from the subsequent Earn Out Periods necessary to have achieved the Minimum DOI or Winlit EBITA for the prior Earn Out Period shall be added to DOI or Winlit EBITA for the prior Earn Out Period and deducted from DOI or Winlit EBITA in each such subsequent Earn Out Period.  Earn Out Payments shall be paid with respect to each of these Earn Out Periods based on the percentage of DOI or Winlit EBITA that applies to each period.

(ii)

If the Minimum DOI or Minimum Winlit EBITA is not achieved with respect to any Earn Out Period, an Earn-Out Payment shall be made with respect to such Earn-Out Period provided that the aggregate of the DOI and Winlit EBITA for prior Earn-Out Periods exceeded the aggregate Minimum DOI and Minimum Winlit EBITA for such periods by an amount at least equal to the DOI or Winlit EBITA deficiency in the subsequent Earn Out Period.  In such event, in determining the required Earn Out Payment the Earn Out Payment for such subsequent Earn Out Period shall be based on the actual DOI or actual Winlit EBITA for such subsequent Earn Out Period.

(iii)

If the aggregate DOI and Winlit EBITA for all of the Earn Out Periods is less than $9.7 million, then any Earn Out Payments previously paid by Buyer with respect to such Earn Out Periods shall be forfeited by Winlit and repaid to Buyer.  The obligation to repay Earn Out Payments under this clause (iii) is a joint and several obligation of the members of the Winlit Group.

(iv)

Any payment required to be made under this Section 2.4(b) shall be made within 90 days of the end of the one-year period to which such payment relates and shall include an accounting (the “Accounting”) of the amount of payment due.  Buyer shall make the Combined Division’s books and records of account, budgets, and forecasts reasonably available to Winlit solely for use in verifying and calculating Earn Out Payments.

(v)

As soon as reasonably practicable, but in any event within 30 days of delivery by Buyer to Winlit of the Accounting, Winlit shall inform the Buyer in writing that the Accounting is acceptable or object to the Accounting, setting forth a specific description of the objection.  If Winlit does not respond within such 30 day period, it will be deemed to have accepted the Accounting.  If the Buyer does not agree with an objection of Winlit or such objections are not resolved on a mutually agreeable basis within 30 days of the Buyer’s receipt of any objections, any such disagreements shall be promptly submitted to a mutually agreeable independent certified public accounting firm (the “Independent Firm”).  If Winlit and Buyer cannot agree on the selection of the Independent Firm, they shall request the American Arbitration Association in New York, New York, to select the Independent Firm.  The Independent Firm shall resolve such dispute within 30 days after submission of the dispute by the parties.  The fees, costs and expenses of the Independent Firm shall be equally borne by the parties.  In the event that the Independent Firm determines that Buyer underpaid amounts due to Winlit pursuant to Section 2.4(b), Buyer shall to pay Winlit interest on such underpaid amount from the time such payment was due until it is paid at a rate equal to the prime rate of interest as announced by Fleet National Bank, a Bank of America company, on the date such payment was due.  In the event that the Independent Firm determines that Buyer overpaid amounts due to Winlit pursuant to Section 2.4(b), Winlit shall return the amount of such repayment, without interest.”

(d)

Section 8(h) of the APA is hereby deleted in its entirety.

3.

Effect of Amendment.  Except as specifically amended herein, the APA and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect.

4.

Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws.

5.

Counterparts; Facsimile.  This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission, or in “PDF” format circulated by electronic means, shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed and delivered as of the date set forth above.

G-III LEATHER FASHIONS, INC.

By:	/s/ Wayne S. Miller
Name: Wayne Miller
Title: Senior Vice President

G-III APPAREL GROUP, LTD.

By:	/s/ Wayne S. Miller
Name: Wayne Miller
Title: Senior Vice President

STUSAM, INC. (formerly WINLIT GROUP, LTD.)

By:	/s/ David Winn
Name: David Winn
Title: Vice President

/s/ David Winn
David Winn

/s/ Richard Madris
Richard Madris